SEPARATION AGREEMENT AND RELEASE
THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into between Jason Garland (“you”) and Integer Holdings Corporation, on behalf of itself and its subsidiaries (collectively, the “Company”). In consideration of the mutual promises, benefits and covenants herein contained, you and the Company hereby agree as follows:
Separation Date
You acknowledge that your employment with the Company and any other Releasee (as defined below) ended effective May 8, 2023 (the “Separation Date”).
After the Separation Date, you will not represent to others that you are an employee, officer, agent, or representative of the Company or any other Releasee for any purpose. As a result of the separation of your employment, your pay ceased as of the Separation Date, and your benefits will terminate in accordance with the Company’s plan documents, except for any benefit continuation or conversion rights you may have under the applicable plan documents. Group health plan coverage terminated on May 8, 2023, except to the extent you exercise any continuation coverage rights you have pursuant to COBRA. You will receive COBRA notice under separate cover.
Separation Benefits
If you timely execute, do not revoke, and comply at all relevant times with this Agreement, you will be eligible to receive the following benefits (collectively, the “Separation Benefits”):
Separation Payment: The Company will pay you $586,500, less applicable taxes and withholdings, payable in a single lump sum cash payment as soon as administratively feasible following the Effective Date. This amount represents one year of your base salary at the time of your termination of employment and the amount the Company reasonably anticipates it would otherwise have contributed to the Company’s medical plan on your behalf for the 12 months following the date of termination.
General Release
For and in consideration of the Separation Benefits, together with other good and valuable consideration, the sufficiency of which you hereby acknowledge, you, on behalf of yourself and your heirs, executors, personal representatives, successors, and assigns (collectively, a “Releasor” or “Releasors”), hereby release and forever discharge the Company, and its current and former parents, subsidiaries, affiliates, predecessors, successors, and related companies, and each of these entities’ current and former owners, directors, officers, members, managers, shareholders, partners, agents, employees, contractors, attorneys, successors, and assigns, in both their individual and official capacities, as appropriate (collectively, a “Releasee” or “Releasees”), of and from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, obligations, judgments, damages, entitlements, liabilities, and expenses (including attorneys’ fees) of any kind whatsoever that any Releasors now have or ever had against any Releasees, whether known or unknown, suspected or unsuspected, or concealed or apparent (the “Released Claims”).
For the avoidance of doubt, and without limiting the broad nature of the Released Claims, this Agreement releases each of the Releasees from any and all claims (1) related to your employment with the Company or any other Releasee, and the termination of such employment, (2) arising under any law relating to employment, including, but not limited to (all as amended), Title VII of the Civil

Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the Immigration Reform and Control Act of 1986, the Genetic Information Nondiscrimination Act of 2008, the Civil Rights Act of 1866 (42 U.S.C. §§ 1981–1988), the Employee Retirement and Income Security Act of 1974, the federal Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, all claims under the Texas Labor Code (including Chapter 21, formerly known as the Texas Commission on Human Rights Act, and Chapter 451, known as the Texas Anti- Retaliation Law), all claims under any provision of the Texas Civil Practices and Remedies Code subject to release, and any and all state and local laws that may be legally waived; (3) for wages, wage supplements, paid time off, or any other form of compensation or benefit; (4) arising under any employee benefit plan, policy, or practice; (5) arising under tort, contract, or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, retaliation, violation of public policy, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, or negligent or intentional infliction of emotional distress; (6) for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, compensatory or punitive damages, liquidated damages, experts’ fees, medical fees or expenses, costs, or disbursements; and (7) arising under any other federal, state, or local law, statute, amendment, rule, regulation, order, code, common law, policy, ordinance, or court decision.
The Released Claims do not include any claim: (a) that arises exclusively after the date you execute this Agreement; (b) to any undisputed vested rights under any of the Company’s employee benefit plans; (c) to indemnification under applicable law; or (d) that cannot be released under law, such as claims for statutory unemployment benefits or workers’ compensation benefits.
Return of Company Property
You agree and represent that, on or before the Separation Date, you returned all property of the Company and the property of any other Releasee, including but not limited to keys, credit cards, security access cards, codes, personal computers, cell phones, iPads, memoranda, data, records, notes, and other information in your possession or under your control in any form; provided, however, you may retain as your personal property your Company-issued iPhone, provided that the Company shall be entitled to remove all confidential and proprietary information from such device, to its reasonable satisfaction. You also must convert the service on such device to a new service plan in your own name. Upon request, you will execute a sworn statement, satisfactory to the Company, attesting that you are in compliance with your obligations under this Return of Company Property Section.
Restrictive Covenants
1.You understand and acknowledge that: (a) by virtue of your employment with the Company, you had access to and knowledge of confidential and proprietary information of Company and/or any other Releasee (“Trade Secrets”), were in a position of trust and confidence with and a key employee of the Company, and benefitted from the Company’s goodwill; (b) the Company invested significant time and expense in developing the Trade Secrets and goodwill; (c) the services you provided to the Company were unique, special, and extraordinary; (d) the restrictive covenants below are necessary to protect the Company’s legitimate business interests in its Trade Secrets, goodwill, and in your unique, special, and extraordinary services; (e) the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and the Company would be irreparably harmed if you violated any of the restrictive covenants below; (f) the Company has expended and continues to expend significant time and expense in recruiting and training its employees; (g) the Company has expended and continues to expend significant time and expense in developing supplier and customer relationships, information, and goodwill; and (h) the Company would not provide you with the monies and benefits under this Agreement but for your promise to comply with the restrictive covenants below. You agree that if any provision of this Restrictive Covenants Section should be held by a court of competent jurisdiction to be unenforceable or overbroad, such court must modify any such unenforceable and/or overbroad provision to the minimum extent necessary to make it enforceable, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. You and the Company expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Restrictive Covenants Section be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
2.You acknowledge and reaffirm the validity of any and all continuing obligations and duties you have under the Inventions, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “Confidentiality Agreement”) that you signed. By signing this Agreement, you agree that you will, to the maximum extent permitted by law: (a) treat all Trade Secrets as strictly confidential; (b) not, directly or indirectly, disclose, use, or otherwise disseminate any Trade Secrets without Company’s prior written permission; and (c) not access or use any Trade Secrets or copy any documents, records, file, media, or other resources of Company which may contain Trade Secrets. You further acknowledge and affirm that you have not used or disclosed Trade Secrets, directly or indirectly, to any other entity or person except as required in performance of your duties and in furtherance of the Company’s interests.
3.Nothing herein shall be construed to prevent disclosure of Trade Secrets as may be (a) permitted by the Protected Rights Section of this Agreement, (b) required by applicable law or regulation, pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, or pursuant to a valid subpoena (provided that such disclosure does not exceed the extent of disclosure required by such law, regulation, order, or subpoena), or (c) to a court or government agency to the extent you have a protected right to do so. You shall promptly provide written notice to McAlister Marshall or an officer of the Company of any order, subpoena, or other attempt to require disclosure of Confidential Information under the subsection (b) of the immediately preceding sentence. Additionally, notwithstanding any other provision of this Agreement, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing trade secrets under seal; and (b) do not disclose trade secrets, except pursuant to court order.
4.You acknowledge and reaffirm your non-solicitation obligations under the Confidentiality Agreement. In addition, and without limitation to your obligations under the Confidentiality Agreement, you agree that, for one (1) year following the Separation Date, you will not, directly or indirectly (a) solicit or attempt to solicit any customer or supplier of the Company or any other Releasee that was a customer or supplier of the Company or any other Releasee during your employment, or attempt to divert any business with such customer or supplier away from the Company or any other Releasee, or (b) solicit, encourage, or induce any employee to leave the employment of the Company or any other Releasee.
5.Non-Competition. This Non-Competition Covenant supersedes and replaces entirely any prior inconsistent Non-Competition covenant that you may have under the Confidentiality Agreement, Appendix B of the Grant of Restricted Stock Unit Awards that you executed on March 3, 2022 (“RSU Agreement” and “PSU Agreement”), and any invention assignment, non-disclosure, non-competition, and/or non-solicitation agreement or similar agreement between you and the Company.
a.Restriction on Competitive Activity. As a key employee of the Company, who had, by virtue of your employment with the Company, access to Trade Secrets, you recognize that it would cause irreparable harm to the Company if you were to engage in employment or business that is unfairly competitive with the business of the Company. Accordingly, you agree that, for one (1) year following the Separation Date (the “Non-Compete Period”), you will not, either directly or indirectly, alone or in conjunction with any other person or legal entity, engage in any Prohibited Activity. For purposes of this Agreement, “Prohibited Activity” means performance of any duties that are: (i) substantially similar to or the same as those which you performed in connection with your employment with any Integer Company; and (ii) either (A) directly or indirectly relating to or otherwise competitive with any Restricted Product Category products or lines of business; or (B) in any other capacity not limited by product category or line of business within the Integer Companies, if and to the extent your duties with the Integer Companies included corporate functions; and (iii) for or on behalf of either: (A) any Direct Competitor; or (B) any other person or entity that offers, or plans to offer, products or services that are competitive with the products or services provided by, or under development by, any of the Integer Companies. In any case, an activity is not a Prohibited Activity unless it is performed anywhere in the sales territory of the Integer

Companies. You acknowledge and agree that the job duties you performed for the Company affect the Integer Companies throughout their sales territory. Prohibited Activity also includes activity that may require or inevitably require disclosure of proprietary information or trade secrets.
b.Request for Confirmation. The Company agrees that during the Non-Compete Period, on a case- by-case basis, it will consider a request by you to confirm whether the Company considers a prospective new employer of yours (a “New Employer”) to be a “Direct Competitor” as of the date of the request. The foregoing shall not apply unless you provide the Company with such written request in writing, including the name and address of New Employer, and details about the prospective position to be held by you at least thirty (30) calendar days prior to commencing employment with New Employer.
c.Definitions. For purposes of this Section, the following definitions apply.
i.Restricted Product Category. “Restricted Product Category” means any or all of the following product categories or lines of business within the Integer Companies to which you provided services, support or had access to Trade Secrets, during your employment: (1) Cardiac Rhythm Management and Neuromodulation; (2) Cardio & Vascular; (3) Power Solutions; or (4) Electrochem. For the avoidance of doubt, if and to the extent your work supported corporate functions, you will be deemed to have provided services or support, or had access to Trade Secrets during employment, relating to all product categories and lines of business within the Integer Companies.
ii.Direct Competitor. “Direct Competitor” means, with respect to each Restricted Product Category, a non-Integer Company entity or person (including you or an entity owned in whole or in part by you) that engages in a line of business that is the same as or similar to or which competes, in whole or in part, with such Restricted Product Category.
iii.Integer Companies. “Integer Companies” means the Company, its current subsidiaries, affiliates and any additional corporation, partnership, limited liability company, joint venture or other business entity which becomes a subsidiary or affiliate of Integer in the future.
6.Tolling. Should you violate any of the terms of the obligations contained in this Restrictive Covenants Section, the obligation at issue will run from the first date on which you cease to be in violation of such obligation.
7.Nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation. This Section does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. You shall promptly provide written notice of any such order to McAlister Marshall or an officer of the Company.
Confidentiality of Agreement
You agree that you have not and will not, directly or indirectly, disclose/d any information related to the terms and contents of this Agreement to any other person or entity. You understand that the Company would not provide you with the monies and benefits under this Agreement but for your agreement to keep the Agreement confidential. This confidentiality obligation does not prohibit disclosure (a) permitted by the Protected Rights Section, (b) to your spouse, tax advisor, or attorney (each of whom you must ensure agrees to keep such information confidential), (c) to comply with a valid court order, subpoena, or other direction by a court, (d) to a governmental entity to the extent you have a protected right to make such disclosure, (e) in relevant part to a New Employer for the purpose of complying with the Restrictive Covenants Section, or (f) as otherwise required by law. You understand and agree that you will remain liable for any disclosure of such information by your spouse or agent.
Remedies
You acknowledge and agree that your failure to comply with the provisions of the Restrictive Covenants Section and/or Confidentiality of Agreement Section of this Agreement would be a material breach of this Agreement and would cause the Company irrevocable and irreparable harm, and that a remedy at law for such failure would be an inadequate remedy for the Company. Therefore, you consent that the Company may obtain an order of specific performance, an injunction, a restraining order, and/or other equitable relief from a court or arbitrator having jurisdiction without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.
Non-Disparagement
Except as permitted in the Protected Rights Section, you agree that you will not make, to any person or entity, any statement, whether oral, written, or implied, that directly or indirectly disparages, denigrates, defames, or ridicules the Company or any other Releasee or the products, services, vendors, customers, or prospective customers of the Company or any other Releasee. Nor will you make, to any person or entity, any negative statement concerning your employment with the Company or the termination of such employment. Nothing herein shall restrict you from providing truthful information to a court or government agency to the extent you have a protected right to do so, or as otherwise required by law.
No Admission
The making of this Agreement is not, and shall not be construed or represented as, an admission that the Company or any other Releasee has violated any law or has committed any wrong against you or any other person or entity.
Severability, Choice of Law, and Venue
In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect. This

Agreement shall be governed and construed in accordance with laws of the State of Texas, without regard to the principles of conflict of law. Any action or proceeding brought by either of the parties related to your employment or the termination of your employment, or to enforce this Agreement, shall be brought only in a state or federal court located in the State of Texas, County of Collin. You hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Third Party Claims
You warrant that you alone are entitled to the Separation Benefits, and further warrant and agree that any claim to such amounts by any other person or entity by reason of any claim, lien, or debt of yours, or otherwise, shall be your sole and exclusive responsibility, and that you will hold harmless, indemnify, and defend each of the Releasees from any claim or action brought by any person or entity against any of the Releasees making any claim to all or part of the Separation Benefits.
Protected Rights
Nothing in this Agreement limits your rights, protected under law, to file a charge or communicate with or otherwise participate in any investigation or proceeding conducted by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency charged with enforcement of any law. However, you further understand, acknowledge and agree that, by signing this Agreement, you are waiving, releasing and discharging any right, claim or entitlement to any personal monetary recovery or other relief concerning any of the Released Claims regardless of whether such a charge, complaint, or other legal proceeding is brought by you or by any person or entity on your behalf, except where such a waiver or release is prohibited by applicable federal, state or local law.
If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.
Section 409A
Any payments and benefits provided under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement shall be interpreted and construed in accordance with this intent. Any terms or provisions of this Agreement that are undefined or ambiguous shall be interpreted in a manner that makes the payment or benefit in question exempt from, or compliant with, Section 409A. However, neither the Company nor any Releasee will be liable to you or any other person with respect to any adverse tax consequences arising under Section 409A or any other provision of the Internal Revenue Code.
Entire Agreement
With the exception of the Confidentiality Agreement, which you acknowledge and reaffirm your continuing obligations under, this Agreement supersedes any prior inconsistent written and oral agreements and understandings between you and the Company, with respect to the subject matter hereof, and the Change of Control Agreement between you and the Company. This Agreement may not be modified in any way except by written agreement signed by you and an authorized representative of the Company. You are and will not become eligible for any other payment or benefits from the Company, except for those expressly described in this Agreement.
Miscellaneous
Copies of signatures transmitted by facsimile or electronic mail shall have the same effect as original signatures. Company may assign this Agreement at any time. This Agreement shall inure to the benefit of Company and its successors and assigns. You may not assign this Agreement or any part hereof. Any purported assignment by you shall be null and void from the initial date of purported assignment. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by you and by an authorized representative of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
Acknowledgements
You acknowledge, affirm, and agree that:
1.You have read the Agreement and understand its legal and binding effect;
2.You are acting voluntarily, knowingly, and willingly, and of your own free will in executing this Agreement;
3.The consideration to be provided to you under this Agreement: (a) exceeds anything of value to which you would otherwise be entitled in the absence of this Agreement; (b) fully and completely settles all claims you (and any attorney you may have retained) may have against the Company or any other Releasee for attorneys’ fees, costs, disbursements, and the like; and (c) is sufficient consideration for your promises under this Agreement;
4.You have been advised by the Company in this writing to consult with an attorney or other advisor of your choosing prior to executing this Agreement and you have done so to the extent you desired;
5.You were given a reasonable period of at least twenty-one (21) calendar days to consider signing this Agreement;
6.You may not sign this Agreement until after your Separation Date;
7.Changes to this Agreement, whether material or immaterial, do not restart the running of the consideration period;
8.You have twenty-one (21) days after your Separation Date to deliver an executed copy of this Agreement to Kirk Thor, Executive Vice President & Chief Human Resources Officer, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, with a copy via email to kirk.thor@integer.net;

9.You understand that if you sign this Agreement, you can change your mind and revoke your acceptance of this Agreement within seven (7) calendar days after signing it. Any revocation of your acceptance of this Agreement must be in writing and delivered to Kirk Thor, Executive Vice President & Chief Human Resources Officer, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, with a copy via email to kirk.thor@integer.net, no later than the seventh (7th) calendar day after you sign this Agreement. If you do not revoke your acceptance of this Agreement, the Agreement and your right to the Separation Benefits will become effective on the eighth (8th) day following the date you sign this Agreement (the “Effective Date”);
10.You have no known workplace injuries or occupational diseases, and you have been provided and/or have not been denied any leave (paid or unpaid) to which you were entitled during your employment; and
11.You have been paid in full for all work that you have performed for the Company and any other Releasee and, except for the Separation Benefits, you are not owed any further wages, wage supplements, bonuses, commissions, benefits or other amounts of any kind whatsoever by any Releasee.

/s/ Jason Garland	5/18/23
Jason Garland                            Date
Integer Holdings Corporation

By:	/s/ Kirk Thor	8 May, 2023
	Kirk Thor	Date
Executive Vice President &
Chief Human Resource Officer